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                                    FORM 15

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                            Commission File Number:
                                     0-9736

                         IEA MARINE CONTAINER FUND II
                         by Cronos Capital Corp.
                         444 Market Street, 15th Floor
                         San Francisco, CA 94111
                            Dennis J. Tietz
                            (415) 677-8990

                     UNITS OF LIMITED PARTNERSHIP INTERESTS

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]             Rule 12h-3(b)(1)(ii) [ ]

          Rule 12g-4(a)(1)(ii) [ ]             Rule 12h-3(b)(2)(i)  [ ]

          Rule 12g-4(a)(2)(i)  [ ]             Rule 12h-3(b)(2)(ii) [ ]

          Rule 12g-4(a)(2)(ii) [ ]             Rule 15d-6           [ ]

          Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 0

     Pursuant to the requirements of the Securities Exchange Act of 1934 IEA MARINE CONTAINER FUND II has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: December 12, 1996                By: Elinor A. Wexler
                                           -------------------------------
                                           Vice President and Secretary
                                           of Cronos Capital Corp., the
                                           Managing General Partner